Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Commonwealth Financial Corporation:
We consent to the use of our reports dated March 2, 2015 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Pittsburgh, PA
August 7, 2015